Exhibit 10.2

August 12, 2018

David Schorlemer
410 Rice Avenue
Waco, TX 76708

David,

It is my pleasure to extend to you an offer of employment to join our team as our new Senior Vice President & Chief Financial Officer for Basic Energy Services, reporting to me, Roe Patterson, as the President & Chief Executive Officer. Your primary work location will be Ft. Worth, Texas.

The terms of this offer are summarized as follows:

•	Base Salary: Your starting base salary will be $15,384.61 per bi-weekly pay period, which equates to $400,000 on an annualized basis.

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Bonus Eligibility: You will be eligible to participate in the company’s annual cash bonus program for executives with a bonus target of 80% of your annual base salary. Any bonus paid to you under this program for plan year 2018 will be prorated to reflect the percent of the year in which you are an employee of the company.

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Long Term Incentive Eligibility; Upon commencement of your employment with Basic Energy Services, you will be granted 66,000 performance-based RSU’s as the target award based on a two-year performance period including 2018 & 2019 and followed by a two year vesting period. In addition, you will also receive the following guaranteed cash payments on the following dates:

◦	$200,000 on 03/15/19

◦	$200,000 on 03/15/20

◦	$200,000 on 03/15/21
Going forward, you will be eligible for future equity awards on an annual basis. The current target amount for your role is 175% of base annual salary with a three year vesting schedule. The company reserves the right to modify the target award amount at its discretion.

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Health Benefits: You will be eligible for participation in Basic’s medical, dental and vision benefits the first of the month following your 55th day of employment. Our enrollment process can be completed on line or by phone. You will receive enrollment instructions by mail after you have been hired. Attached is a Summary of Benefits outlining benefits available to you. Basic agrees to reimburse any COBRA premiums you have to pay to maintain benefits for you and your covered dependents until you become eligible for benefits with Basic. Your reimbursement will be adjusted to recover the premium you would have paid to Basic had you been participating in its corresponding benefits programs. You will be required to participate in the company’s Executive LTD program at your cost through payroll deduction. However, the company will provide you a bi-weekly supplemental payment generally sufficient to offset your premium deduction.

•	Full Relocation: You will be eligible for a full relocation plan from Houston to Ft. Worth, Texas. The details of your relocation benefits are provided in the attached relocation policy.

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Retirement Savings: You will be eligible to participate in Basic Energy Services 401(k) retirement savings plan. You are not required to participate but once contributions are made, they cannot be distributed unless you meet the withdrawal requirements.  You can at any time increase, decrease, or stop contributions.  The company has a matching program but it is suspended for the time being.

Exhibit 10.2

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Deferred Compensation: You will be eligible to participate in Basic Energy Services Deferred Compensation Plan. The company has a matching program but it is suspended for the time being. The Plan details will be provided to you upon request.

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Paid Time Off (PTO): You will accrue PTO on a bi-weekly basis according to the company’s normal accrual schedule. However, effective the dates indicated below we will add to your PTO bank the additional hours shown below:

Date	PTO Hours Added
Employment Start Date	48 hours (6 days)
First Employment Anniversary	48 hours (6 days)
Second Employment Anniversary	40 hours (5 days)
Third Employment Anniversary	24 hours (3 days)
Fourth Employment Anniversary	24 hours (3 days)

By adding the above hours to your PTO bank, we are supplementing your normal accrual to ensure that each of your first 5 years of employment with Basic the amount of PTO you are granted is equal to 144 hours or 18 days per year.

•	Cellular Phone: You will be responsible for providing your own smart phone device. The company will pay you a $75 non-taxable phone allowance each month.

•	Company Paid Membership to the Ft. Worth Club

This offer is contingent upon your successful completion of our pre-employment drug screen and background check. Your employment will be for no predetermined period of time and on an employment-at-will basis. I anticipate your employment start date will be on Monday, September 3rd, 2018 unless otherwise agreed.
If you accept, please sign and date this letter below and return it to me by mail to 801 Cherry Street, Suite 2100, Ft. Worth, Tx 76102 or by email to Roe.Patterson@basicenergyservices.com. In the meantime, if you have questions regarding any of the above information, please contact me at 817-334-4107 or Eric Lannen, Vice President of Human Resources at 817-334-4163.

Sincerely,

/s/ T.M. “Roe” Patterson

T.M. “Roe” Patterson
President & Chief Executive Officer

Accepted:

/s/ David S. Schorlemer

David Schorlemer